Exhibit 99.1

NEWS RELEASE

Parsley Energy, LLC Announces $600 Million Private Placement of

Senior Unsecured Notes Due 2025 to

Repurchase its Outstanding 7.500% Senior Unsecured Notes Due 2022

AUSTIN, Texas, December 6, 2016— Parsley Energy, LLC (“Parsley”), a subsidiary of Parsley Energy, Inc. (NYSE: PE)(“Parsley Inc.”), and Parsley’s wholly owned subsidiary, Parsley Finance Corp. (“Finance Corp.,” and, together with Parsley, the “Issuers”), announced today that they have commenced, subject to market conditions and other factors, a private placement of $600 million in aggregate principal amount of senior unsecured notes due 2025 to eligible purchasers (the “Notes Offering”).

Parsley intends to use the net proceeds from the Notes Offering, along with cash on hand, to repurchase for cash any and all of the Issuers’ outstanding 7.500% senior unsecured notes due 2022 (the “2022 Notes”) pursuant to a tender offer (the “Tender Offer”), pay fees and expenses thereof and, at its option, redeem any of the 2022 Notes that remain outstanding thereafter. The Notes Offering is not conditioned on the consummation of the Tender Offer. The Tender Offer is conditioned on, among other things, the Notes Offering.

The securities to be offered in the Notes Offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Parsley plans to offer and sell the securities only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Parsley’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Parsley’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Parsley does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Parsley to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Parsley Inc.’s filings with the SEC, including, but not limited to, Parsley Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risk factors and other factors noted in Parsley Inc.’s SEC filings could cause actual results to differ materially from those contained in any forward-looking statement.

Contact Information

Brad Smith, Ph.D., CFA

Parsley Energy, LLC

Vice President, Corporate Strategy and Investor Relations

ir@parsleyenergy.com

(512) 505-5199

Source: Parsley Energy, LLC